Exhibit 99.1
------------

January 29, 2002

FOR IMMEDIATE RELEASE
---------------------


                      MONTEREY BAY BANCORP, INC. ANNOUNCES:
                  FOURTH QUARTER AND FISCAL YEAR 2001 RESULTS;
                  DATE FOR 2002 ANNUAL MEETING OF STOCKHOLDERS;
        RECORD DATE FOR VOTING AT THE 2002 ANNUAL MEETING OF STOCKHOLDERS

                                                      Common Stock Symbol:  MBBC
                                                          NASDAQ National Market

         Watsonville, CA. January 29, 2002. Monterey Bay Bancorp, Inc. ("Company"), the holding company for Monterey Bay Bank ("Bank"), today reported net income of $1.14 million, equivalent to $0.33 diluted earnings per share, for the fourth quarter ended December 31, 2001, compared to net income of $709 thousand, or $0.22 diluted earnings per share, for the same period in 2000. Net income for the third quarter ended September 30, 2001 (the immediately preceding quarter) was $1.06 million, equivalent to $0.31 diluted earnings per share.

         For the year ended December 31, 2001, net income was $3.75 million, equivalent to $1.12 diluted earnings per share. This compares to net income of $2.52 million, or $0.81 diluted earnings per share, for the year 2000. The $3.75 million in 2001 net income was the highest annual level in the Company's history. Return on average stockholders' equity increased from 6.24% in 2000 to 7.94% in 2001.

         During the fourth quarter of 2001, the Company continued the implementation of its strategic plan of transforming the Bank into a community focused commercial bank serving the financial needs of consumers and businesses throughout the Greater Monterey Bay Area. Key accomplishments during the fourth quarter of 2001 included:

         o the continued expansion of the Company's commercial banking business

         o the hiring of a new Director of Information Technology with over 20 years of banking experience

         o several other key hires, including an additional investment sales representative with extensive local experience and a new branch sales manager with longstanding ties to the communities served by the Bank

         o the ongoing implementation of technology complementary to the new core processing system installed in March 2001

         o the attainment of record levels of total assets, loans, deposits, and stockholder's equity at December 31, 2001

         o the attraction of several new market makers to the Company's common stock

In addition, the $1.14 million in earnings during the fourth quarter of 2001 was the highest of any quarter in the Company's history.

Monterey Bay Bancorp, Inc.                                                Page 2
Press Release
January 29, 2002


         The Company's 2001 net income was impacted by (pre-tax) operating costs for the conversion of the Company's core data processing system ($447 thousand) and legal and other expenses associated with the now concluded arbitration of claims by a former executive ($284 thousand). Neither of these factors impacted the Company's results for the fourth quarter of 2001.

         Net interest income increased from $4.5 million and $18.0 million during the fourth quarter and the year 2000, respectively, to $5.2 million and $19.7 million during the same periods in 2001 due to both expanded spreads and greater average balances of interest earning assets and liabilities. The Company's ratio of net interest income to average total assets was 3.92% and 3.83% for the fourth quarter and year ended December 31, 2001, compared to 3.76% and 3.79% during the same periods in 2000. The increased spreads in part stemmed from the Bank's continued implementation of its strategic plan to transform a 76 year old savings & loan into a community focused commercial bank.

         The ratio of net interest income to average total assets increased from 3.79% during the third quarter of 2001 to 3.92% during the fourth quarter of 2001 despite the Company's difficulty in decreasing NOW and Savings deposit rates at the same pace as the declines in indices utilized for adjustable rate loans. The Company's NOW and Savings deposit rates were already at low nominal levels before the significant interest rate cuts implemented by the Federal Reserve throughout 2001. The Company has moderated the impact of these factors in 2001 through its proactive asset / liability management program and an increase in the ratio of net loans to total assets.

         The Company recorded a $325 thousand provision for loan losses during the fourth quarter of 2001, down from $500 thousand during the fourth quarter of 2000. For the full year 2001, the Company recorded $1.4 million in provisions for loan losses, compared to $2.2 million during the year 2000. Loan loss provisions during 2001 were lower than those for the prior year due to:

o        a lower level of net charge-offs in 2001 versus 2000

o a decreased amount of classified loans at December 31, 2001 versus the prior year end

o a reduced concentration of relatively higher risk construction and land loans in 2001 versus 2000

o the reduction in specific reserves of $600 thousand associated with a commercial real estate construction loan that was collected in full during the second quarter of 2001

o an increased concentration of relatively lower risk residential and multifamily mortgages in 2001 versus 2000

The above factors more than offset the impact of a larger loan portfolio, including growth in commercial business loans outstanding, which increased from $3.1 million at December 31, 2000 to $8.8 million at December 31, 2001. Continued expansion of this portfolio is central to the Company's strategic plan of more completely meeting the financial needs of local businesses in the Greater Monterey Bay Area.

Monterey Bay Bancorp, Inc.                                                Page 3
Press Release
January 29, 2002


         Non-accrual loans at December 31, 2001 totaled $2.3 million, down from $4.7 million at December 31, 2000. The payoff in full on two large non-accrual loans in April 2001 accounted for most of the decline. Non-accrual loans increased, however, from $1.0 million at September 30, 2001 primarily due to the change in status of two loans. One of these loans is a residential mortgage with a principal balance of $845 thousand and the other loan is a commercial real estate mortgage with a principal balance of $851 thousand. The Company is in the process of foreclosing on the underlying real estate collateral for both loans. Based upon a review of comparable recent market sales, the Company, at this time, does not anticipate incurring a loss on either of these two loans. The Company had no foreclosed real estate at December 31, 2001.

         The Company's ratio of loan loss reserves to loans outstanding increased from 1.35% at December 31, 2000 to 1.41% at December 31, 2001. No recoveries were realized during 2001, and charge-offs during the year, primarily comprised of commercial business loans, totaled $99 thousand, approximately half of which occurred during the fourth quarter.

         During the fourth quarter of 2001, the Company increased its formula general valuation reserve factors for hotel / motel real estate loans and its "Business Express" small business loans due to the Company's estimate of a rise in the inherent loss present in these portfolios. The general valuation reserve factor was increased for hotel / motel loans due to the particular economic difficulties being experienced by the hospitality industry stemming from the national recession and reduced personal and business travel following September 11, 2001. At December 31, 2001, the Company had $30.8 million in hotel / motel loans outstanding. The Company's Business Express portfolio experienced historically high charge-off rates in 2001, in part stemming from the nature of these loans, which were extended to smaller and less established local businesses. These businesses often have less financial strength than larger and / or more established business, and thus have been disproportionately affected by the US economic recession. At December 31, 2001, the Company had $543 thousand of Business Express loans outstanding.

         The special residential loan pool that the Company purchased in 1998 has paid down significantly in 2001. This pool is comprised of loans that present a borrower credit profile and / or a loan to value ratio outside of (less favorable than) the Company's normal underwriting criteria. To mitigate the credit risk for this portfolio, the Company obtained, at purchase, a scheduled principal / scheduled interest loan servicing agreement from the seller. This agreement also contains a guaranty by the seller to absorb any principal losses on the portfolio in exchange for the seller's retention of a portion of the loans' yield through loan servicing fees. While the seller has met all its contractual obligations through January 20, 2002, the Company has allocated certain reserves to this pool due to concerns regarding the potential losses by the seller in honoring the guaranty, the present delinquency profile of the pool, and the differential between loan principal balances and current appraisals for foreclosed loans and loans in the process of foreclosure. The original balance of the special residential loan pool in 1998 was $40.0 million, which was paid down to $5.6 million at December 31, 2001. In January 2002, the Company received approximately $528 thousand in additional principal repayments associated with December activity.

Monterey Bay Bancorp, Inc.                                                Page 4
Press Release
January 29, 2002


         Non-interest income totaled $538 thousand during the fourth quarter of 2001, down from $626 thousand during the same period in 2000. This decline was due to the impact of lower commissions from sales of non-FDIC insured investment products and reduced gains on security sales more than offsetting the effect of increased customer service charges and higher mortgage banking income. The
Company did not sell any securities during the fourth quarter of 2001, and reinvested principal payments received on mortgage related securities into limited duration US Agency mortgage related securities in order to maintain minimum collateral requirements for various deposits.

         Non-interest income totaled $2.6 million in 2001, comparing favorably to $2.3 million in 2000. The Company recorded $190 thousand in pre-tax gains on security sales in 2001, versus a pre-tax loss of $55 thousand during 2000. As discussed below, customer service charges and mortgage banking income also increased in 2001 versus the prior year, offset by reduced loan servicing income and decreased commissions from sales of non-FDIC insured investments.

         Service charge income rose from $357 thousand and $1.3 million during the fourth quarter and the year 2000 to $405 thousand and $1.7 million during the same periods in 2001. This increase primarily resulted from the revised fee and service charge schedule implemented with the new core processing system in March, 2001.

         Loan servicing income totaled $24 thousand and $101 thousand during the three and twelve months ended December 31, 2001, compared to $28 thousand and $118 thousand during the same periods in 2000. The Company continues to sell the vast majority of its long term, fixed rate residential loan production into the secondary market on a servicing released basis. As a result, the portfolio of loans serviced for others is declining as loans pay off. At December 31, 2001, the Company serviced $42.6 million in various types of loans for other investors, compared to $62.0 million at December 31, 2000.

         Commissions from sale of non-FDIC insured investments totaled $22 thousand and $244 thousand during the fourth quarter and year ended December 31, 2001, compared to $142 thousand and $676 thousand during the same periods in 2000. Less favorable general capital market conditions and investment staff turnover contributed to the lower revenues in 2001 versus 2000.

         Gains on the sale of loans increased from $8 thousand and $23 thousand during the fourth quarter and year ended December 31, 2000 to $41 thousand and $88 thousand during the same periods in 2001. The lower interest rate environment in 2001 resulting from the eleven rate cuts implemented by the Federal Reserve led to a strong residential loan refinance market, which in turn has bolstered the Company's mortgage banking activity. The $41 thousand in mortgage banking income during the three months ended December 31, 2001 was the highest quarterly result in the Company's history.

         Non-interest expense totaled $3.4 million and $14.4 million for the fourth quarter and year ended December 31, 2001, compared to $3.4 million and $13.7 million for the same periods in 2000. Total non-interest expense in 2001 was increased by costs for the data processing conversion ($447 thousand) and legal and other expenses associated with the arbitration of claims by a former executive ($284 thousand). As previously announced, the arbitration was concluded during the fourth quarter of 2001 with no additional financial impact to the Company beyond that recorded through September 30, 2001.

Monterey Bay Bancorp, Inc.                                                Page 5
Press Release
January 29, 2002


         Throughout 2001, the Company has adjusted its staffing to advance the strategic plan, primarily through the hiring of commercial loan officers and professional bankers. Staffing has also increased in the data processing function, coincident with the Company's shifting from an external service bureau to in-house data processing. The change in the Company's systems environment also impacted various other operating expenses. Data processing fees were much lower in 2001 versus 2000, while equipment expense was higher due to the added depreciation from the new hardware and software installed in 2001.

         Costs for the data processing conversion included deconversion fees to the prior service bureau, printing and postage costs for additional customer communications, employee training and travel costs, and consulting fees for technology professionals retained to assist with and speed the implementation of the new system.

         Compensation and employee benefit costs were also increased in 2001 versus 2000 for payments under certain incentive compensation plans. These expenses rose in 2001 in conjunction with the Company's improved financial performance. Costs for the Bank's employee stock ownership plan ("ESOP") increased in 2001 versus 2000 because of the higher average price of Monterey Bay Bancorp, Inc. common stock.

         Advertising and promotion costs totaled $108 thousand in the fourth quarter of 2001, up from $78 thousand during the same period in 2000. Advertising during the fourth quarter of 2001 included local radio ads that focused on attracting business customers through the communication of the Bank's "relationship banking" approach to customer service. The Bank also continued to promote its 2001 theme of "Monterey Bay Bank. Expect More. Get The Best." For the year 2001, advertising and promotion costs were $249 thousand, down from $361 thousand in 2000 primarily due to the Company's reducing certain marketing efforts early in 2001 while the core processing conversion was being completed.

         Total assets increased from $486.2 million at December 31, 2000 to a record $537.4 million at December 31, 2001.

         Cash & cash equivalents decreased from $25.2 million at December 31, 2000 to $13.1 million at December 31, 2001 due to the Company's using cash equivalents to fund an expansion in the loan portfolio.

         Investment and mortgage backed securities decreased from $50.3 million at December 31, 2000 to $37.9 million at December 31, 2001. During 2001, the Company has utilized cash flows from sales and principal payments on mortgage related securities to fund an increase in the loan portfolio.

         Loans held for sale totaled $713 thousand at December 31, 2001. The Company sells most of its long term, fixed rate residential mortgage production into the secondary market on a servicing released basis, and purchases more interest rate sensitive loans as part of its interest rate risk management program.

         Loans held for investment, net, increased from $391.8 million at December 31, 2000 to a record $465.9 million at December 31, 2001. The increase resulted from a combination of strong internal loan originations and from pool purchases of various types of California real estate loans. Net loans as a percentage of total assets increased from 80.6% at December 31, 2000 to 86.8% at December 31, 2001, in conjunction with the Company's strategy of supporting its interest margin, fostering economic activity in its local communities, and effectively utilizing the Bank's capital.

Monterey Bay Bancorp, Inc.                                                Page 6
Press Release
January 29, 2002


         While just 1.8% of gross loans outstanding at December 31, 2001, the Company's commercial business lending gained momentum during the fourth quarter of 2001, ending the year with a record loan pipeline. The new commercial banking relationship officers hired during 2001 had a positive impact in the fourth quarter of the year, generating a rise in deposit balances in addition to the expansion in the business loan portfolio.

         Premises and equipment, net, increased from $7.4 million at December 31, 2000 to $7.6 million at December 31, 2001 primarily due to hardware and software purchases in support of the new core processing system.

         Deposits increased from $407.8 million at December 31, 2000 to a record $432.3 million at December 31, 2001. The Company experienced strong growth in money market deposits during the fourth quarter of 2001 due to a combination of sales and marketing focus and the historically low interest rate environment's leading certain customers to delay committing funds to term certificates of deposit. Deposit growth during the fourth quarter of 2001 was, however, restrained by certain competitors that conducted aggressive promotional campaigns.

         The Company continues to focus on attracting new transaction deposit accounts in conjunction with its strategic plan, with the additional objective of continuing to reduce the percentage of the deposit mix represented by relatively higher cost certificates of deposit. Certificates of deposit declined from 60.0% of total deposits at December 31, 2000 to 56.4% of total deposits at December 31, 2001.

         The Company's ratio of net loans to deposits was 107.92% at December 31, 2001. In 2002, the Company intends to actively manage this ratio by:

o introducing new deposit products and related services, including Internet banking for businesses

o modifying staff incentive programs to more strongly focus on expanding deposit relationships

o        pursuing opportunities for additional branch locations

o directing a higher percentage of the advertising and promotion budget to deposit generation

         Borrowings increased from $32.6 million at December 31, 2000 to $53.8 million at December 31, 2001. During 2001, the Company has utilized Federal Home Loan Bank ("FHLB") advances to fund some of the expansion in the loan portfolio. All of the Company's FHLB advances at December 31, 2001 were fixed rate, fixed term borrowings without call or put option features. During the fourth quarter of 2001, the Company prepaid $10.0 million in FHLB advances due in the first quarter of 2002 in order to extend the term structure of that debt in conjunction with the Company's asset / liability management program.

         Monterey Bay Bank continues to be in the highest regulatory capital classification of "Well Capitalized", with capital levels significantly in excess of regulatory requirements.

Monterey Bay Bancorp, Inc.                                                Page 7
Press Release
January 29, 2002


         Consolidated stockholders' equity increased from $43.8 million at December 31, 2000 to a record $50.2 million at December 31, 2001 due to a combination of:

o        net income

o        continued amortization of deferred stock compensation

o        Directors receiving their fees in Company stock

o appreciation in the portfolio of securities classified as available for sale

o        the exercise of vested stock options

In addition, during the fourth quarter of 2001, the Company's Chief Executive Officer and Chief Financial Officer elected to receive significant portions of their 2001 incentive compensation in Company common stock rather than cash.

         The Company did not conduct any share repurchases during 2001. However, as previously announced during the fourth quarter of 2001, the Company's Board of Directors has authorized a 114,035 share stock repurchase program. The Company's tangible book value per share increased from $12.54 at December 31, 2000 to a record $14.08 at December 31, 2001.

         The 2002 annual meeting of stockholders will take place on Thursday, May 23, 2002 at 9:00 AM Pacific Time at the Watsonville Women's Club in Watsonville, California. All stockholders are cordially invited to attend. The Board of Directors has established Monday, March 25, 2002 as the Record Date for voting at the 2002 annual meeting of stockholders.

         In reviewing the most recent quarter, C. Edward Holden, the Company's Chief Executive Officer and President, commented, "The Company realized five key accomplishments this quarter. First, we continued implementing our strategy of transforming the Bank into a community based financial services firm. Second, the Company generated improved profitability versus prior periods, although still trailing high performing peer institutions in various financial measures including return on average stockholders' equity and efficiency ratio. Third, the Company maintained a favorable credit profile, which we view as particularly important during a national recession. Fourth, we achieved record levels of loans, assets, deposits, and stockholder's equity; fueled by our focused efforts to meet the financial needs of individuals, families, and businesses throughout the Greater Monterey Bay Area. Fifth, and finally, we took several proactive steps to augment stockholder value, including adding additional market makers for the Company's common stock, increasing the use of stock based compensation in lieu of cash compensation, announcing a stock repurchase authorization, and pursuing an enhanced investment banking relationship in order to better support and respond to our stockholders."

Monterey Bay Bancorp, Inc.                                                Page 8
Press Release
January 29, 2002


         Mr. Holden continued, "Our objectives for 2002 include continuing to better utilize the significant new technology implemented at the Company this year, further expanding commercial business lending, increasing the scope of electronic financial services offered, and evaluating potential new sites for branches in our local market area and loan production offices in California. We want to expand with our local communities and encourage growth within those communities by assisting our customers in achieving their financial objectives. We begin the new year with the Company presenting an improved financial profile versus prior years, a favorable pipeline of potential new business, and an enhanced employee roster. While my enthusiasm for the Company remains vibrant, my outlook must of course be tempered by the potential impacts of an economy in recession, higher levels of unemployment, and continued business issues in the technology sector which represents an important component of the California economy. We continue to feel that the best approach in this type of economic environment is the one core to our business strategy: fostering quality, longstanding relationships with our customers."

         McKenzie Moss, Chairman of the Board of Directors, commented "The Board of Directors is pleased with the significant rise in the price of Monterey Bay Bancorp's common stock during 2001, encompassing a shift from trading at a discount to tangible book value per share to trading at a premium, even as we generated a strong increase in tangible book value. The Board appreciates the support of individual and institutional investors who have made the effort to understand the strategic transformation occurring at the Company. We remain focused on stockholder value, a focus demonstrated by both the Directors' continuing to receive retainer fees in Company stock and by the numerous share purchases by Directors and Officers throughout 2001. The Directors are active in their support of the Company through the referral of new business and their communication of appreciation for existing customers. We plan to continue these efforts in 2002, thereby advancing the Company's strategic plan and achieving our key goal of enhancing stockholder value."

         The Company's common stock is listed on the NASDAQ National Market under the symbol "MBBC". The Company and the Bank are headquartered in Watsonville, California. The Bank operates through its administrative offices in Watsonville and eight full service branches located in the Greater Monterey Bay Area of Central California. The Bank operates 11 ATM's including two at remote (non-branch) sites. The Bank also offers customer access via bilingual telephone banking, Internet banking, and worldwide ATM networks. The Bank's deposits are insured by the Federal Deposit Insurance Corporation ("FDIC") up to the maximum allowed by law.

Monterey Bay Bancorp, Inc.                                                Page 9
Press Release
January 29, 2002


         This news release contains certain forward-looking statements that are subject to various factors that could cause actual results to differ materially from such statements. Such factors include, but are not limited to, the economic, business, and real estate market conditions in the Company's market areas, competition, regulatory actions, the possibility that the Company will not be successful in achieving its strategic objectives, actions by investment banking firms and significant stockholders, the performance and contributions of new employees, expected loan payments and future collateral values, the successful future utilization and efficacy of new technology, the impact of past and potential future terrorist actions upon consumer confidence, income, and spending, and other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.


                        For further information contact:


C. Edward Holden                                 Mark R. Andino
Chief Executive Officer              or          Chief Financial Officer
President                                        Treasurer
(831) 768 - 4840                                 (831) 768 - 4806
ed.holden@montereybaybank.com                    mark.andino@montereybaybank.com



                             General communication:

                            INFO@MONTEREYBAYBANK.COM

                             www.montereybaybank.com

                             Phone: (831) 768 - 4800

                              Fax: (831) 722 - 6794


                         --- financial data follows ---

                                           MONTEREY BAY BANCORP, INC.
                                                 (NASDAQ: MBBC)
                                        Consolidated Financial Highlights
                                                    Unaudited
                                             (Dollars In Thousands)


                                                                             December 31,          December 31,
Financial Condition Data                                                             2001                  2000
------------------------------------------------------------                    ---------             ---------
Cash and cash equivalents                                                       $  13,079             $  25,159
Investment and mortgage backed securities available for sale                       37,944                50,310

Loans held for sale                                                                   713                    --

Loans receivable held for investment:
      Residential one to four unit real estate loans                              204,829               160,155
      Multifamily five or more units real estate loans                            103,854                76,727
      Commercial and industrial real estate loans                                 109,988               102,322
      Construction loans                                                           38,522                59,052
      Land loans                                                                   11,924                16,310
      Other loans                                                                  15,823                 9,379
                                                                                ---------             ---------

   Sub-total gross loans held for investment                                      484,940               423,945

   (Less) / Plus:
      Undisbursed construction loan funds                                         (12,621)              (26,580)
      Unamortized purchase premiums, net of purchase discounts                        435                    21
      Deferred loan fees and costs, net                                              (202)                 (202)
      Allowance for loan losses                                                    (6,665)               (5,364)
                                                                                ---------             ---------

Loans receivable held for investment, net                                         465,887               391,820

Investment in capital stock of the Federal Home Loan Bank                           2,998                 2,884
Accrued interest receivable                                                         2,915                 2,901
Premises and equipment, net                                                         7,618                 7,375
Core deposit intangibles, net                                                       1,514                 2,195
Real estate acquired via foreclosure, net                                              --                    --
Other assets                                                                        4,723                 3,546
                                                                                ---------             ---------

Total assets                                                                    $ 537,391             $ 486,190
                                                                                =========             =========


Non-interest bearing demand deposits                                             $ 21,062              $ 17,065
Interest bearing NOW checking accounts                                             42,557                41,859
Savings accounts                                                                   19,127                16,503
Money market accounts                                                             105,828                87,651
Certificates of deposit                                                           243,765               244,710
                                                                                ---------             ---------

Total deposits                                                                    432,339               407,788
Borrowings                                                                         53,800                32,582
Other liabilities                                                                   1,090                 1,983
                                                                                ---------             ---------

Total liabilities                                                                 487,229               442,353
                                                                                ---------             ---------

Stockholders' equity                                                               50,162                43,837
                                                                                ---------             ---------

Total liabilities and stockholders' equity                                      $ 537,391             $ 486,190
                                                                                =========             =========

                                                  MONTEREY BAY BANCORP, INC.
                                                        (NASDAQ: MBBC)
                                         Consolidated Financial Highlights, Continued
                                                           Unaudited
                                        (Dollars In Thousands Except Per Share Amounts)


                                                                        Three Months Ended                Twelve Months Ended
                                                                              December 31,                       December 31,
                                                              ----------------------------         --------------------------
Operating Data                                                     2001               2000              2001             2000
----------------------------------------------------          ---------          ---------         ---------        ---------
Interest income                                               $   9,267          $   9,782         $  38,731        $  37,757
Interest expense                                                  4,066              5,246            18,990           19,777
                                                              ---------          ---------         ---------        ---------

Net interest income before provision for loan losses              5,201              4,536            19,741           17,980
Provision for loan losses                                           325                500             1,400            2,175
                                                              ---------          ---------         ---------        ---------

Net interest income after provision for loan losses               4,876              4,036            18,341           15,805
                                                              ---------          ---------         ---------        ---------

Non-interest income:
     Gain (loss) on sale of securities, net                          --                 22               190              (55)
     Commissions from sales of non-insured products                  22                142               244              676
     Customer service charges                                       405                357             1,688            1,306
     Income from loan servicing                                      24                 28               101              118
     Gain on sale of loans                                           41                  8                88               23
     Other income                                                    46                 69               255              272
                                                              ---------          ---------         ---------        ---------

Total non-interest income                                           538                626             2,566            2,340
                                                              ---------          ---------         ---------        ---------

Non-interest expense:
     Compensation and employee benefits                           1,805              1,578             6,857            6,569
     Occupancy and equipment                                        430                318             1,652            1,278
     Deposit insurance premiums                                      50                 48               198              188
     Data processing fees                                           131                305               876            1,142
     Legal and accounting expenses                                  138                172               863              661
     Supplies, postage, telephone, and office                       152                157               663              679
       expenses
     Advertising and promotion                                      108                 78               249              361
     Amortization of intangible assets                              170                199               681              723
     Other expense                                                  436                563             2,330            2,075
                                                              ---------          ---------         ---------        ---------

Total non-interest expense                                        3,420              3,418            14,369           13,676
                                                              ---------          ---------         ---------        ---------

Income before income taxes                                        1,994              1,244             6,538            4,469
Provision for income taxes                                          851                535             2,787            1,946
                                                              ---------          ---------         ---------        ---------

Net income                                                    $   1,143          $     709         $   3,751        $   2,523
                                                              =========          =========         =========        =========

Shares applicable to basic earnings per share                 3,318,113          3,129,897         3,275,303        3,110,910
Basic earnings per share                                      $    0.34          $    0.23         $    1.15        $    0.81
                                                              =========          =========         =========        =========

Shares applicable to diluted earnings per share               3,412,222          3,163,182         3,343,233        3,123,552
Diluted earnings per share                                    $    0.33          $    0.22         $    1.12        $    0.81
                                                              =========          =========         =========        =========

                                                  MONTEREY BAY BANCORP, INC.
                                                        (NASDAQ: MBBC)
                                                Selected Ratios And Other Data
                                                           Unaudited
                                        (Dollars In Thousands Except Per Share Amounts)

                                                    Three Months Ended December 31,            Twelve Months Ended December 31,
                                                    -------------------------------            --------------------------------
                                                          2001                 2000                   2001                 2000
                                                          ----                 ----                   ----                 ----
Profitability Ratios [1]
------------------------------------------

Return on average assets                                  0.86%                0.59%                  0.73%                0.53%
Return on average equity                                  9.17%                6.81%                  7.94%                6.24%
Interest rate spread during the period                    3.79%                3.50%                  3.67%                3.54%
Net interest income / average total                       3.92%                3.76%                  3.83%                3.79%
assets
Net interest margin                                       4.12%                3.92%                  4.04%                3.96%
Efficiency ratio                                         59.59%               66.21%                 64.41%               67.30%


Other Information
------------------------------------------
Average total assets                                 $ 531,389            $ 482,368              $ 515,351            $ 474,487
Average interest earning assets                      $ 505,110            $ 462,276              $ 488,796            $ 454,096


                                                  December 31,         December 31,
                                                          2001                 2000
                                                          ----                 ----
Asset Quality Information
------------------------------------------

Non-accrual loans                                    $   2,252            $   4,666
Non-performing loans                                 $   2,252            $   4,741
Real estate acquired via foreclosure                        --                   --
Allowance for loan losses                            $   6,665            $   5,364

Allowance for loan losses /
     loans outstanding                                    1.41%                1.35%
Allowance for loan losses /
     non-accrual loans                                  295.96%              114.96%


Bank Regulatory Capital Ratios
------------------------------------------

Tangible capital ratio                                    8.24%                8.03%
Core capital ratio                                        8.24%                8.03%
Tier one risk based capital ratio                        11.38%               11.03%
Total risk based capital ratio                           12.64%               12.28%


Other Information
------------------------------------------

Full-service customer facilities                             8                    8
Number of ATM's                                             11                   11
Loan to deposit ratio                                   107.92%               96.08%
Tangible book value per share                        $   14.08            $   12.54
Shares outstanding                                   3,456,097            3,321,210

------------------------------------------

[1]  All applicable quarterly ratios reflect annualized figures.


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